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                                                                    EXHIBIT 11.1

                         MDSI MOBILE DATA SOLUTIONS INC.
                 COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                         (EXPRESSED IN CANADIAN DOLLARS)


                                                                     THREE MONTHS ENDED             NINE MONTHS ENDED
                                                                        SEPTEMBER 30,                  SEPTEMBER 30,
                                                                  ===========-------========   ==----------------=========
                                                                     1997           1996           1997            1996
                                                                  ===========   ============   ============   ============
Net income (loss) for the period attributable
  to primary earnings (loss) per common share                     $(5,945,863)  $  1,042,536   $(13,074,260)  $ (7,255,202)
                                                                  ===========   ============   ============   ============
Net income (loss) for the period attributable
  to fully diluted earnings (loss) per common share(1)            $(5,945,863)  $  1,058,974   $(13,074,260)  $ (7,229,985)
                                                                  ===========   ============   ============   ============
Weighted average shares outstanding                                 6,400,345      4,049,184      6,203,139      4,001,625
  Common equivalent shares(2)
    Stock options                                                     344,039        193,474        319,974        193,474
    Loan notes                                                             --        466,753             --        466,753
    Special warrants                                                       --        280,000         36,415        280,000
    Share purchase warrants                                            30,398         12,084         25,641         12,084
  Common shares issued in the twelve months prior to
    the initial public offering(2)                                         --            777             --         48,336
  Other potentially dilutive securities
    (convertible debentures)(2)                                            --        114,255             --        114,255
                                                                  -----------   ------------   ------------   ------------
  Total shares for primary and fully diluted
    earnings (loss) per common share                                6,774,782      5,116,527      6,585,168      5,116,527
                                                                  ===========   ============   ============   ============

  Primary earnings (loss) per common share                        $     (0.88)  $       0.21   $      (1.99)  $      (1.42)
                                                                  ===========   ============   ============   ============
  Fully diluted earnings (loss) per common share.                 $     (0.88)  $       0.21   $      (1.99)  $      (1.41)
                                                                  ===========   ============   ============   ============


(1) Net income (loss) attributable to fully diluted earnings per common share is adjusted for interest and related taxes on the Company's convertible debentures as if they were converted at the beginning of all periods presented.

(2) For the periods to September 30, 1996, prior to the Company's initial public offering, all common equivalent shares and other potentially dilutive securities that were issued within twelve months of the initial public offering and whose exercise price or conversion ratio is less than the estimated initial public offering price (using the treasury stock method for stock options and share purchase warrants) are treated as outstanding for all periods. In addition, common shares issued within twelve months of the initial public offering are treated as outstanding for all periods presented.

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